EXHIBIT 10.55

FIRST AMENDMENT TO SUBLEASE

THIS FIRST AMENDMENT TO SUBLEASE (“Amendment”) is made effective as of June 25, 2004, by and between EPICOR SOFTWARE CORPORATION, a Delaware corporation (“Sublandlord”) and PROVIDE COMMERCE, INC., a Delaware corporation, as successor-in-interest to Proflowers.com, a Delaware corporation (“Subtenant”) with regard to the following facts:

RECITALS

A. Sublandlord and Subtenant entered into that certain Sublease (the “Sublease”) dated as of November 24, 1999 with respect to those Premises described therein, containing approximately 30,730 rentable square feet and located on the second (2nd) floor of that certain building located at 5005 Wateridge Vista Drive, in the City of San Diego, County of San Diego, State of California (the “Building”). The capitalized terms used herein shall have the meanings set forth in the Sublease unless otherwise indicated.

B. Subtenant and Sublandlord desire to expand the Premises to include approximately one-half ( 1/2) of the first (1st) floor of the Building (the “First Floor Space”), subject to Sublandlord’s right to demise such expansion space from the remainder of the First Floor Space (the “Remainder First Floor Space”).

C. The Term of the Sublease currently expires on December 31, 2004. Subtenant has effectively exercised its option to extend the Term in accordance with Section 2.3 of the Sublease (without prejudice or penalty, and as modified pursuant to this Amendment).

NOW, THEREFORE, in consideration of covenants, terms and conditions herein set forth and for other good, valuable and sufficient consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Term. The Sublease is hereby amended to extend the Term to include the Renewal Term, commencing January 1, 2005 (the “Renewal Term Commencement Date”) and expiring on August 31, 2009 (the “Expiration Date”).

2. Premises. Subject to the terms and conditions of this Amendment, effective as of the Renewal Term Commencement Date, the Premises shall be expanded to include that portion of the First Floor Space, consisting of approximately 17,006 rentable square feet, as shown on Exhibit “A” attached hereto and made a part hereof (the “Expansion Premises”). Commencing on the Renewal Commencement Date, the Premises shall consist of the original Premises and the Expansion Premises with an aggregate area of approximately 47,736 rentable square feet. Notwithstanding the actual area of the Expansion Premises, Sublandlord and Subtenant agree that the rentable square footage of the Expansion Premises set forth herein, which is approximately one-half ( 1/2) of the rentable square footage of the First Floor Space pursuant to the measurements set forth in the Master Lease, shall be a fair and reasonable approximation of the area of the Expansion Premises until such time as the Expansion

Premises may be demised from the Remainder First Floor Space; provided that upon any demise of the Expansion Premises from the Remainder First Floor Space Subtenant shall be permitted to measure the Expansion Premises in accordance with Section 4 below. Subtenant shall not use or occupy, or permit any of its employees, subtenants or invitees to use or occupy, any of the Remainder First Floor Space as a part of Subtenant’s business or operations in the Expansion Premises at any time during the Term without Sublandlord’s prior written approval in each instance; and in the event that Sublandlord reasonably determines that Subtenant or any of its employees, subtenants or invitees is using or occupying any of the Remainder First Floor Space in a manner that is inconsistent with such space being maintained separate from the Expansion Premises, Sublandlord may provide Subtenant with written notice of such determination and the reasons therefor; provided, however, that Sublandlord shall not be required to deliver more than one such notice during the Renewal Term. Upon the second event of such unauthorized use of the Remainder First Floor Space, or if Subtenant fails to terminate such unauthorized use within three (3) days following its receipt of the Sublandlord’s written notice, Subtenant shall be immediately obligated to pay Monthly Rent for the entire Remainder First Floor Space at the applicable Monthly Rent per rentable square foot set forth in Section 6 below, without any right to continue such occupancy or use; and further provided that such use or occupancy may, in Sublandlord’s discretion be treated as a Subtenant default, subject to Subtenant’s applicable cure rights and to all of Sublandlord’s rights and remedies under the Sublease.

3. Condition of the Expansion Premises.

a. As-Is Condition. Subject to Sublandlord’s removal of all prior tenants, occupants and their property, from the Expansion Premises, and delivery of the Expansion Premises to Subtenant in a “broom-clean’” condition on the Renewal Term Commencement Date, Subtenant agrees to accept the Expansion Premises in their “As-Is” condition.

b. Demising Improvements; Refurbishment Allowance. Sublandlord shall have no obligation to make any improvements, alterations or other modifications to the Expansion Premises, except that Sublandlord agrees to construct, at Sublandlord’s sole cost and expense, a demising wall (the “Demising Wall”) between the Expansion Premises and the Remainder First Floor Space adjacent thereto, as well as any adjustments or improvements required to properly demise the two spaces with regard to the: (A) heating, ventilation and air conditioning (“HVAC”) systems; (B) electrical wiring and related systems; (C) lighting; and (D) sprinkler systems; (the “Demising Adjustments”) (depicted on Exhibit “A”); nor shall Sublandlord be obligated to provide Subtenant any allowance, rent credit or abatement in connection with Subtenant’s entering into this Amendment, provided, however, that Subtenant is not in default under the Sublease beyond the expiration of any and all applicable cure periods expressly provided therein (an “Event of Default”) at the time such payment is due and payable to Subtenant, Sublandlord shall provide Subtenant with an allowance in the amount of Subtenant’s costs and fees associated with refurbishing and improving the Premises for the Renewal Term, provided that Sublandlord’s allowance obligation shall not exceed Five Dollars ($5.00) per rentable square foot of the Expansion Premises (i.e., Eighty-Five Thousand Thirty Dollars ($85,030.00)) (the “Expansion Allowance”), and shall be payable by Sublandlord in the form of a check to Subtenant within thirty (30) days following Sublandlord’s receipt of all final invoices from Subtenant specifying, in reasonable detail, the amounts spent by Subtenant in its refurbishment and improvement of the Premises for the Renewal Term in addition Subtenant prior to any distribution of the Expansion Allowance shall provide Sublandlord with copies of unconditional lien releases from all contractors, sub-contractors and suppliers as well as complete “as-built” drawings in a reproducible form, completed and signed off building department inspection card and certificate of occupancy (in the event a building permit was required for the contemplated refurbishment). Sublandlord acknowledges and agrees that the Expansion Allowance shall not be limited to refurbishments and improvements to only the Expansion Premises, but to the rest of the Premises as well. Notwithstanding Sublandlord’s agreement to construct the Demising Wall and the Demising Adjustments, as long as the Remainder First Floor Space remains unoccupied, Sublandlord may delay construction of the Demising Wall and the Demising Adjustments until required for the multi-tenant occupancy of the First Floor Space; provided, however, that Sublandlord agrees that in its access to the First Floor Space prior to the construction of the Demising Wall and Demising Adjustments, and in performing the work associated with such construction, Sublandlord shall act reasonably to (i) avoid or minimize interference with Subtenant’s business operations in the Premises and (ii) provide reasonable security and protection of Subtenant’s Premises; and provided further, that Sublandlord will comply with Subtenant’s reasonable requests relating to the security and protection of Subtenant’s Premises and related confidential information during any visits by potential tenants or otherwise, including the monitored supervision of all such visitors by Sublandlord’s representative or a licensed broker for the duration of such visits; and provided further, that Sublandlord will be responsible for all electrical, HVAC and janitorial services and expenses that are reasonably necessary for the maintenance of the Remainder First Floor Space or that are a result of the lack of a Demising Wall or the Demising Adjustments while Subtenant is operating a business in the Expansion Premises. Subtenant hereby acknowledges and agrees that any refurbishment, improvements, modifications or alterations performed by Subtenant in the Premises are subject the provisions of the Master Lease.

c. Surrender Obligations. On or before the Expiration Date, Subtenant shall surrender the Premises, including, but not limited to the Expansion Premises, to Sublandlord in no worse condition than upon occupancy, ordinary wear and tear excepted, and Subtenant shall remove and repair all damage caused by Subtenant’s removal of, Subtenant’s furnishings, trade fixtures and other personal property in addition to any restoration requirements of the Master Lease and/or Master Landlord. Sublandlord agrees that it shall have sole responsibility for obtaining the Master Landlord’s prior written consent for (1) the construction of the Demising Wall and the Demising Adjustments; and (2) the return of the Premises at the end of the Term with any such Demising Wall and Demising Adjustments. Subtenant’s failure to timely surrender the Premises in the condition required herein shall result in Subtenant’s liability to Sublandlord for holdover rent equal to 150% of the rent payable under the Master Lease during the last month of the Master Lease term, plus any consequential damages incurred by Sublandlord due to Subtenant’s holdover.

4. Area of Expansion Premises. The Expansion Premises consists of approximately one-half ( 1/2) of the First Floor Space, and contains approximately 17,006 rentable square feet. For purposes of this Amendment, “rentable square feet” shall be calculated pursuant to Standard Method of Measuring Floor Area in Office Building, ANSI Z65.1 — 1996 (“BOMA Standard”). Within forty-five (45) days after the completion of the Demising Wall and

Demising Adjustments, Subtenant’s space planner/architect may measure the rentable square footage of the Expansion Premises in accordance with the BOMA Standard and request an adjustment of the rentable square footage of the Expansion Premises in accordance with such measurement by written notice to Sublandlord. Subtenant’s failure to deliver written notice of such objection within said forty-five (45) day period shall be deemed to constitute Subtenant’s acceptance of the rentable square footage of the Expansion Premises, as set forth herein. If Subtenant timely delivers such objection notice to Sublandlord, then Sublandlord’s space planner/architect and Subtenant’s space planner/architect shall promptly meet and attempt to agree upon the actual rentable square footage of the Expansion Premises. If Sublandlord’s space planner/architect and Subtenant’s space planner/architect cannot agree on the rentable square footage of the Expansion Premises within thirty (30) days after delivery of Subtenant’s objection notice, Sublandlord and Subtenant shall mutually select an independent third party space measurement professional to field measure the Expansion Premises in accordance with the BOMA Standard. Such third party independent measurement professional’s determination shall be conclusive and binding upon Sublandlord and Subtenant. Sublandlord and Subtenant shall each pay one-half ( 1/2) of the fees and expenses of the independent third party space measurement professional. The rentable square footage of the Expansion Premises set forth herein shall be utilized until a final determination is made, whereupon an appropriate adjustment, if necessary, shall be made retroactively to the date of completion of the Demising Wall and Demising Adjustments. In the event that pursuant to the procedure described in this Section 4 above, it is determined that the actual rentable square footage of the Expansion Premises shall be different from the rentable square footage set forth in this Amendment, all amounts, percentages and figures appearing or referred to in this Amendment based upon such incorrect amount (including, without limitation, the amount of the “Monthly Rent” and any “Subtenant’s Share”) shall be modified in accordance with such determination, and such modifications shall be promptly confirmed in writing by Sublandlord and Subtenant.

5. Subordinate Right of First Refusal. Notwithstanding anything to the contrary in Section 1.2 of the Sublease, Subtenant shall continue to have the right to lease all or a portion of the remainder First Floor Space in accordance with the terms and conditions set forth in Section 1.2 of the Sublease.

6. Rent. The Monthly Rent provisions of the Basic Sublease Information are hereby modified to add the following Renewal Term rent obligations:

Month of Term	Monthly Rent Per Rentable Square Ft	Monthly Rent
61-65	Free Rent Period	$0
66-72	$1.45	$69,217.20
73-84	$1.49	$71,126.64
85-96	$1.54	$73,513.44
97-108	$1.58	$75,422.88
109-116	$1.63	$77,809.68

7. Base Year and Subtenant’s Share of Common Area Operating Expenses. During the Renewal Term, Subtenant shall pay to Sublandlord Subtenant’s Share of Common Area Operating Expenses for the Premises, plus all other additional rent set forth in Article 3 of the Sublease relating to the expanded Premises. Commencing as of the Renewal Term Commencement Date: (i) the Base Year for the Premises shall be the calendar year 2005; (ii) Subtenant’s Share of Common Area Operating Expenses for the Premises shall mean 27.67% and shall be calculated in accordance with Section 3.2.1 of the Sublease; and (c) Subtenant’s Share of Building Operating Expenses for the Premises shall mean 77.67%.

8. Security Deposit. Upon execution of this Sublease by Subtenant, Subtenant shall deliver to Sublandlord additional funds in the amount of $21,266.68 in order to increase the Security Deposit held by Sublandlord to the amount of $77,809.68.

9. Brokerage Commissions. Upon execution of this Amendment, Sublandlord shall pay leasing commissions to Irving Hughes for representing the Subtenant in regards to the Sublease and to Real Estate & Logistics Technology, Inc. for representing the Sublandlord, pursuant to separate commission agreements. Said commissions shall be due and payable one-half upon full execution of the Amendment and the balance upon commencement of Subtenant’s rent payments for the Renewal Term. Sublandlord and Subtenant each warrant that they have dealt with no other real estate broker or agent in connection with this Amendment and Subtenant agrees to indemnify and hold Sublandlord harmless from any cost, expense or liability (including reasonable attorneys’ fees) for any compensation, commission or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by Subtenant in connection with the negotiation of this Amendment.

10. Authority. Each individual executing this Amendment on behalf of Subtenant and Sublandlord hereby covenants and warrants that the respective party has full right and authority to enter into this Amendment and that the person signing on behalf of such party is authorized to do so.

11. Entire Agreement. The Sublease, as amended by this Amendment, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment. No prior agreement, understanding, or representation pertaining to any such matter shall be effective for any purpose.

12. Remainder of Sublease to Continue in Effect. Except as amended hereby, the Sublease shall in all other particulars, terms and conditions remain in full force and effect and is hereby ratified and confirmed by the parties hereto; in the event of any inconsistency between said Sublease and this Amendment, the provisions of this Amendment shall prevail. It is acknowledged that no changes other than those herein specifically set forth have been made to the Sublease.

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13. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement after each party has executed such a counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

SUBTENANT: PROVIDE COMMERCE, INC. a Delaware corporation		SUBLANDLORD: EPICOR SOFTWARE CORPORATION. a Delaware corporation

By:	/s/ William Strauss	By:	/s/ John Ireland

Its:	Chief Executive Officer	Its:	Vice President & General Counsel